EXHIBIT 99.1

News Release
TranSwitch Corporation Announces
Third Quarter 2008 Financial Results

Q3 Revenues Up 18% Sequentially;
Restructuring Plan Announced to Position the Company for Profitability

SHELTON, CT – November 10, 2008 ─ TranSwitch Corporation (NASDAQ: TXCC), a leading provider of semiconductor solutions for the converging voice, data and video network, today announced financial results for the third quarter ended September 30, 2008.

Net revenues for the third quarter of 2008 were approximately $10.5 million, and the net loss was ($3.0) million, or ($0.02) per basic and diluted common share, both slightly better than the previously announced guidance. This compares with net revenues of approximately $8.9 million and a net loss of ($4.3) million, or ($0.03) per basic and diluted common share during the second quarter of 2008, and net revenues of approximately $7.2 million and a net loss of ($4.5) million, or ($0.03) per basic and diluted common share, during the third quarter of 2007.

For the nine months ended September 30, 2008, the Company posted net revenues of approximately $26.9 million and a net loss of ($12.8) million, or ($0.10) per basic and diluted common share, compared with net revenues of approximately $25.4 million and a net loss of ($14.1) million, or ($0.11) per basic and diluted common share during the comparable period in 2007.

During the third quarter of 2008, TranSwitch reported a gross profit of $6.0 million, or a gross margin of 57% on total revenues. This is slightly lower than the second quarter gross margin, due to the product mix variance in the Company’s Israel-based business.

“On October 24, 2008, TranSwitch completed its acquisition of Centillium Communications,” stated Dr. Santanu Das, president and CEO of TranSwitch Corporation. “We would like to welcome all of Centillium’s former shareholders to our family, and we would also like to introduce the combined shareholder base to what we call the new TranSwitch. We believe the new TranSwitch is poised to be a global leader in the communications semiconductor industry, offering a broad range of next-generation telecom products addressing Broadband Access (including PON), Optical Transport, Carrier Ethernet, and Voice-over-IP opportunities, along with an important emerging capability in high-definition video transport,” said Dr. Das.

“Along with the completion of the Centillium acquisition, we are also implementing a significant company-wide restructuring plan aimed at achieving sustained and growing profitability, beginning with the first quarter of 2009. While TranSwitch and Centillium each had a separate plan to reach profitability, the combined company’s plan allows for accelerating this sustained profitability, due to expense synergies and strategic redirection. The company-wide restructuring plan calls for additional expense savings measures along with the previously identified $10.5 million of Centillium merger-related synergies, the $3.5 million of cost-savings announced on October 6, 2008, plus ongoing steps taken earlier by TranSwitch in order to reach profitability. All told, this restructuring, plus other ongoing expense control measures, should result in total operating expense savings of around $29 million during 2009, compared with TranSwitch’s and Centillium’s combined annualized expense run rate during the second quarter of 2008.

The new TranSwitch will target a total annual operating expense level of less than $36 million, which is substantially the same as the Company’s operating expense level prior to the Centillium acquisition.  The addition of Centillium’s products and revenues, with virtually no net increase in operating expenses, should result in a dramatic improvement in profitability relative to the standalone companies,” said Dr. Das.

“TranSwitch’s past investments in product development were in anticipation of the architectural change that is now occurring as carriers worldwide transition from legacy to Ethernet and IP technologies. Our product lines have been incorporated into many of the next-generation platforms, and we anticipate that these deployments will provide us with stable revenue growth for years to come. While we will continue to invest systematically in the communications space, it will be more selective and focused to ensure shorter term return-on-investment,” continued Dr. Das.

“Going forward, TranSwitch has a unique opportunity to become a leader in the large and rapidly growing field of digital video transport, which complements the Company’s traditional communications business,” said Dr. Das. “We have already successfully begun to license our HDMI™ intellectual property, which offers industry-leading performance and functionality. We recently signed a new multi-year, royalty-bearing licensing agreement with one of the world’s largest semiconductor companies that is planning to incorporate TranSwitch’s DisplayPort technology inside multiple proprietary products.

“We believe that the video transport business presents an opportunity for faster return on investment. Our plan is to increase investment in this area to take advantage of our technology leadership with the goal of developing a rapidly growing revenue stream,” added Dr. Das.

“Based on our total current order position, we project our fourth quarter 2008 revenues to be around $15.3 million, which includes approximately two months of revenue contribution from product lines acquired through the Centillium transaction. Excluding anticipated one-time restructuring charges, we estimate our fourth quarter 2008 net loss to be roughly ($0.03) per basic and diluted common share,” concluded Dr. Das.

Additional details on TranSwitch’s third quarter 2008 financial results will be discussed during a conference call regarding this announcement today at 5:30 pm Eastern time. To listen to the live call, investors can dial 719-325-4835 and reference confirmation code: 9148116. The call will be recorded and a replay will be available two hours after the conclusion of the live broadcast through November 20, 2008. To access the replay, dial 719-457-0820 and enter confirmation code: 9148116. Investors can also access an audio webcast via www.vcall.com by clicking on the TranSwitch Corporation conference call link. This audio webcast will also be available on a replay basis for 10 business days.

About TranSwitch Corporation

TranSwitch Corporation designs, develops and markets innovative semiconductors that provide core functionality and complete solutions for voice, data and video communications network equipment. As a leading supplier to telecom, datacom, cable television and wireless markets, TranSwitch customers include the major OEMs that serve the worldwide public network, the Internet, and corporate Wide Area Networks (WANs). TranSwitch devices are inherently flexible, with many incorporating embedded programmable microcontrollers to rapidly meet customers’ new requirements or evolving network standards by modifying a function via software instruction. TranSwitch implements global communications standards in its VLSI solutions and is committed to providing high-quality products and services. TranSwitch, Shelton, CT, is an ISO 9001:2000 registered company. For more information, visit www.transwitch.com.

Forward-looking statements in this release, including statements regarding management's expectations for future financial results and the markets for TranSwitch's products, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation the risk that TranSwitch’s and Centillium’s businesses will not be integrated successfully or will be delayed; the risk that the merger of the companies will involve unexpected costs or unexpected liabilities; uncertainties concerning the effect of the merger on relationships with customers, employees and suppliers of either company; and other risks associated with TranSwitch’s businesses such as the risks associated with acquiring new businesses; the risk of downturns in economic conditions generally and in the telecommunications and data communications markets and the semiconductor industry specifically; risks in product development and market acceptance of and demand for TranSwitch's products and products developed by TranSwitch's customers; risks relating to TranSwitch's indebtedness; risks of failing to attract and retain key managerial and technical personnel; risks associated with foreign sales and high customer concentration; risks associated with competition and competitive pricing pressures; risks associated with investing in new businesses; risks of dependence on third-party VLSI fabrication facilities; risks related to intellectual property rights and litigation; risks in technology development and commercialization; and other risks detailed in TranSwitch's filings with the Securities and Exchange Commission.

TranSwitch expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in expectations or any change in events, conditions or circumstances on which any such statement is based.

TranSwitch is a registered trademark of TranSwitch Corporation.

For more information contact:

Robert A. Bosi
Chief Financial Officer
Phone: 203.929.8810 ext. 2465
Robert.Bosi@transwitch.com

TranSwitch Corporation
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in thousands, except for per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net revenues:
Product revenues	$9,896	$6,175	$25,430	$23,232
Service revenues	602	1,059	1,479	2,163

Total net revenues	10,498	7,234	26,909	25,395
Cost of revenues:
Cost of product revenues	4,207	2,265	10,081	7,926
Provision for excess and obsolete inventories	114	—	137	443
Cost of service revenues	196	288	783	879
Total cost of revenues	4,517	2,553	11,001	9,248

Gross profit	5,981	4,681	15,908	16,147
Operating expenses:
Research and development	5,557	5,226	16,935	16,669
Marketing and sales	1,804	2,325	5,934	7,897
General and administrative	1,406	1,288	4,378	4,252
Restructuring charge and asset impairments	(47)	—	25	647
Total operating expenses	8,720	8,839	27,272	29,465

Operating loss (Note 1)	(2,739)	(4,158)	(11,364)	(13,318)
Other income (expense):
Change in fair value of derivative liability	(92)	596	(347)	980
Loss on extinguishment of debt	—	(351)	—	(351)
Impairment of investments	—	(109)	—	(109)
Other income	242	—	100	—
Interest income (expense):
Interest income	221	612	680	1,991
Interest expense	(487)	(959)	(1,470)	(2,999)

Interest expense, net	(266)	(347)	(790)	(1,008)

Total other expense, net	(116)	(211)	(1,037)	(488)

Loss before income taxes	(2,855)	(4,369)	(12,401)	(13,806)
Income tax expense	101	111	369	295

Net loss	$(2,956)	$(4,480)	$(12,770)	$(14,101)

Basic and diluted net loss per common share:	$(0.02)	$(0.03)	$(0.10)	$(0.11)

Basic and diluted average common shares outstanding	133,457	132,990	133,309	132,344

Note 1: Stock-based compensation expense included in cost of revenues and operating expenses is as follows:
Cost of revenues	$13	$24	$47	$66
Research and development	181	163	620	588
Marketing and sales	35	106	112	383
General and administrative	68	139	245	478

Total	$297	$432	$1,024	$1,515

TranSwitch Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in thousands)

	September 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash, cash equivalents, restricted cash and short-term investments	$22,067	$34,098
Accounts receivable, net	7,022	6,850
Inventories	2,947	3,069
Prepaid expenses and other current assets	1,527	1,510

Total current assets	33,563	45,527

Property and equipment, net	3,107	5,116
Goodwill	10,075	10,075
Other assets	7,685	6,869

Total assets	$54,430	$67,587

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$7,438	$7,536
Restructuring liabilities	1,050	844
Obligations under deferred revenue	180	280
Derivative liability	179	—

Total current liabilities	8,847	8,660

Restructuring liabilities – long-term	19,340	20,246
5.45% Convertible Notes due 2010	25,013	25,013

Total liabilities	53,200	53,919

Total stockholders’ equity	1,230	13,668

Total liabilities and stockholders’ equity	$54,430	$67,587